REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and Shareholders
Weldon Equity & Income Fund

We have audited the accompanying statement of statement of assets and liabilities as of March 29, 2004. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Weldon Equity & Income Fund as of March 29, 2004 in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton
-------------------
Grant Thornton

Chicago, Illinois
March 30, 2004